Exhibit 99.2

Heritage Commerce Corp Declares Regular Quarterly Cash Dividend of $0.13 Per Share

San Jose, California — April 27, 2023 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company for Heritage Bank of Commerce, today announced that its Board of Directors declared its regular quarterly cash dividend of $0.13 per share to holders of common stock. The dividend will be payable on May 25, 2023, to shareholders of record at the close of the business day on May 11, 2023. Heritage Commerce Corp has paid a regular quarterly cash dividend since 2013.

“We are pleased to again reward our shareholders’ with our regular quarterly cash dividend as a result of the Company generating consistent and solid profitability,” said Clay Jones, President & Chief Executive Officer. “This represents our 39th consecutive quarterly cash dividend.”

Heritage Commerce Corp, a bank holding company established in October 1997, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Oakland, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, and Walnut Creek. Heritage Bank of Commerce is an SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com.

Member FDIC

For additional information, contact:

Debbie Reuter

EVP, Corporate Secretary

Direct: (408) 494-4542

Debbie.Reuter@herbank.com